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                              TRANSCISCO INDUSTRIES                 EXHIBIT 2(A)

                             STOCK OPTION AGREEMENT


         1.      Grant of Option

                 For good and valuable consideration, namely, the execution of the Purchase Agreement dated as of July 17, 1995, for a certain Class F Creditor's Claim, Transcisco Industries, Inc. (the "Company") hereby grants to George A. Tedesco (the "Optionee") the irrevocable right and option to purchase 170,000 shares of the Company's common stock (the "Shares") at the price of $.22 per share (the "Exercise Price Per Share"). The option is granted hereby subject to the terms and conditions of this Stock Option Agreement.

         2.      Expiration Date

                 This option shall expire at the close of business on July 17, 2005 (the "Expiration Date").

         3.      Exercisability

                 This option is exercisable in increments of no fewer than 10,000 shares by the Optionee at any time and from time to time following its grant and prior to the close of business on the Expiration Date using the Notice of Exercise of Stock Option attached hereto as Exhibit A. The Optionee shall pay cash for the Shares with respect to which this option is exercised, unless another form of consideration is acceptable to the Company at the time of exercise.

         4.      Rights as Shareholder

                 Subject to the terms and conditions of this Stock Option Agreement, the Optionee shall have no rights of a shareholder with respect to the Shares until the Optionee has exercised this option. With respect to the Shares as to which the Optionee shall have exercised this Option, the Optionee shall have all of the rights of a shareholder of the Company from and after the date that the Optionee delivers payment of the exercise price until such time as the Optionee disposes of the Shares.

         5.      Compliance with Laws and Regulations

                 The issuance and transfer of the Shares hereunder shall be subject to and conditioned upon compliance by the Company and the Optionee with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange on which the Company's common stock may be listed at the time of such issuance and transfer.

         6.      Successors and Assigns

                 This Stock Option Agreement shall inure to the benefit of the successors and assigns of the Company. This Stock Option Agreement may not be sold, assigned or transferred by Optionee (except by operation of law, and except to the Trustee of a revocable living trust created by the Optionee), without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. Subject to the foregoing, this Stock Option Agreement shall be binding on the Optionee and the Optionee's heirs, executors, administrators, successors and assigns.
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         7.      Interpretation

                 Any dispute regarding the interpretation of this Stock Option Agreement shall be submitted by the Optionee or by the Company to the Board of Directors of the Company, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board of Directors shall be final and binding on the Company and on the Optionee.

         8.      Governing Law; Severability

                 This Stock Option Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding that body of laws pertaining to conflicts of laws. Should any provision of this Stock Option Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

         9.      Further Instruments

                 The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Stock Option Agreement.

         10.     Entire Agreement

                 This Stock Option Agreement, together with the Exhibits hereto constitutes the entire agreement of the parties with respect to the option granted hereby and supersedes all prior understandings and agreements with respect thereto.

         11.     Notices

                 All notices, requests, demands, and other communications made in connection with this Stock Option Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered to the persons identified below, (ii) on the date of receipt by the other party's fax machine, if transmitted by fax to the persons identified below, or (iii) three days after mailing, if mailed by certified mail, return receipt requested, addressed as follows:

                 If to the Company:

                 Transcisco Industries, Inc.
                 Attn:  Chief Executive Officer
                 601 California Street, Suite 1301
                 San Francisco, CA  94108

                 Fax No.:  (415) 788-0583

                 with a copy to:

                 Joseph S. Radovsky, Esq.
                 Greene, Radovsky, Maloney & Share
                 Spear Street Tower, Suite 4200
                 One Market Plaza
                 San Francisco, CA  94105

                 Fax No.:  (415) 777-4961





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                 If to the Optionee:

                 George A. Tedesco
                 3851 Little County Road
                 River Wilderness
                 Parrish, FL  34219

                 Fax No.:  (813) 778-2744

                 With a copy to:

                 James N. Dawe, Esq.
                 McCabe, Schwartz, Evans, Levy & Dawe
                 California Plaza
                 2121 North California Boulevard, Suite 1010
                 Walnut Creek, CA  94596

                 Fax No.:  (510) 934-1507

         IN WITNESS WHEREOF, the Company and George A. Tedesco have executed this Stock Option Agreement as of July 17, 1995.




                                           TRANSCISCO INDUSTRIES, INC.



                                           By: /s/ STEVEN L. PEASE
                                              ----------------------------------
                                               Steven L. Pease
                                               Its President and CEO


                                           OPTIONEE:



                                            /s/ GEORGE A. TEDESCO
                                           -------------------------------------
                                           George A. Tedesco





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                                   EXHIBIT A


                       NOTICE OF EXERCISE OF STOCK OPTION


TO:              Transcisco Industries, Inc.

FROM:            George A. Tedesco

RE:              Exercise of Stock Option

                 Under our Stock Option Agreement dated as of July 17, 1995, I elect to purchase the following shares of common stock of Transcisco Industries, Inc. (the "Company"):


                 Number of shares as to which I am
                 exercising the option at this time:
                                                             ------------

                 Total exercise price:                       $
                                                             ------------

                 Cash payment delivered with this
                 notice:                                     $
                                                             ------------


                 I understand that the shares so purchased may be issued pursuant to one or more exemptions from registration under state and federal law; that transfer will be restricted in the absence of registration and qualification; and, further, that any share certificate issued shall bear a legend restriction against any transfer in the absence of registration and qualification, or an exemption therefrom.

                 I agree to pay to the Company in full the amount of any federal, state, or local income, employment, or other withholding taxes, in any form (including all cash) requested by the Company.



                 Please issue the certificate for the shares purchased as
follows:
        ------------------------------------------------------------------------
                                    .
------------------------------------


Date:
     -----------------------               -------------------------------------
                                           George A. Tedesco





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